Exhibit 10.23

Amended and Restated

Employment Agreement

Between

Surya N. Mohapatra

and

Quest Diagnostics Incorporated

Dated as of November 7, 2008

i

	(c)	Termination for Cause; Termination by the Executive other than for Good Reason or Disability	10
	(d)	Termination Resulting from Non-Renewal of this Agreement	11
	(e)	All Other Terminations	11
	(f)	Other Severance Provisions	13
	(g)	Change in Control Protections and Excise Tax Gross-Up	13
	(h)	Change in Control	15

12.	Non-Solicitation and Non-Competition		16
	(a)	Term of Non-Compete	16
	(b)	Term of Non-Solicitation of Customers	17
	(c)	Term of Non-Solicitation of Employees	17
	(d)	Term of Non-Compete, Non-Solicitation Automatically Extended	17
	(e)	Definitions Applicable to Section 12	17
	(f)	Expedited Arbitration Applicable to Section 12	18
	(g)	Exclusive Property	18
	(h)	Injunctive Relief	18

13.	Arbitration		19

14.	Confidentiality		19

15.	Other Matters		20
	(a)	Entire Agreement	20
	(b)	Assignment	20
	(c)	Notices	20
	(d)	Amendment/Waiver	20
	(e)	Applicable Law	20
	(f)	Severability	20
	(g)	Successor in Interest	21
	(h)	No Mitigation/No Offset	21
	(i)	Joint Participation in Drafting	21
	(j)	Section 409A	21

16.	Indemnification		22

17.	Authority		23

ii

Amended and Restated

Employment Agreement

Between

Surya N. Mohapatra

and

Quest Diagnostics Incorporated

          This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) between QUEST DIAGNOSTICS INCORPORATED (the “Company”), a Delaware corporation having its principal place of business at 1290 Wall Street West, Lyndhurst, NJ 07071 and SURYA N. MOHAPATRA (the “Executive”) is entered into on the date it has been executed by both parties.

          WHEREAS, the Executive is currently employed as the Company’s President and Chief Executive Officer and is a member of the Company’s Board of Directors and its Chairman; and

          WHEREAS, the Company considers the services of the Executive to be unique and essential to the success of the Company’s business; and

          WHEREAS the Company and the Executive had previously entered into an employment agreement dated November 9, 2003 (the “Prior Agreement”); and

          WHEREAS, the Company and the Executive previously entered into this Agreement, as of August 1, 2006 (the “Effective Date”), on the terms and conditions set forth herein, which, except as otherwise provided herein, shall constitute the sole and exclusive agreement relating to the employment of the Executive by the Company; and

          WHEREAS, the Company and the Executive wish to further amend and restate this Agreement as of November 7, 2008, to cause this Agreement to comply with the terms of Section 409A of the Internal Revenue Code of 1986, as amended.

          NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants, terms and conditions set forth herein, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed between the Company and the Executive that his Prior Agreement shall be amended and restated in its entirety as follows:

1.

Employment. During the Employment Term, the Company shall continue to employ the Executive in a full-time capacity as President and Chief Executive Officer (“CEO”) of the Company, reporting directly to the Board of Directors of the Company (the “Board”), and the Executive shall accept such continued employment upon the terms and conditions set forth herein. The Executive has been elected to the Board and is its Chairman. If re-elected to the Board, the Executive shall continue to be its Chairman during the

Employment Term. During the Employment Term, the Board shall nominate the Executive as a director of the Company and shall use its best efforts to have the Executive re-elected to the Board for the duration of the Employment Term.

2.

Term. The term of the Executive’s employment under this Agreement, as amended, shall commence as of August 1, 2006 and continue through December 31, 2011 (the “Employment Term”). Subject to six (6) months written notice of non-renewal by either party to the other, this Agreement will be automatically renewed for successive one-year terms on December 31, 2011 and on each December 31st thereafter. For purposes of this Agreement, the “Employment Term” shall mean the period from August 1, 2006 to the earlier to occur of (i) the scheduled expiration of the Employment Term, including any extension thereof, or (ii) the termination of the Executive’s employment in accordance herewith.

3.

Duties. During the Employment Term, the Executive shall, subject to the supervising powers of the Board, have those powers and duties consistent with the position of President and CEO in a company the size and nature of the Company, which powers shall in all cases include, without limitation, the power of supervision and control over, and responsibility for, the general management and operations of the Company (including the hiring and firing of employees and the appointment and termination of senior officers), development and implementation of a comprehensive strategic business plan, supervision of the day-to-day executive management process, and acting as spokesperson for the Company. During such period described in Section 1 as the Executive acts as Chairman, he shall have those powers and duties consistent with the position of Chairman. All senior officers and other officers with direct operational responsibilities shall report directly to the Executive unless the Executive in his sole discretion delegates such reporting responsibilities, in whole or in part, to another executive. It is the intention of the parties that the provisions of this Section 3 shall be applied in a manner consistent with the Sarbanes-Oxley Act of 2002, as amended from time to time. The Executive agrees to devote substantially all his working time and attention to the business of the Company. The Executive shall not, without the prior consent of the Company’s Board of Directors, be directly or indirectly engaged in any other trade, business or occupation for compensation requiring his personal services during the Employment Term. Nothing in this Agreement shall preclude the Executive from (i) engaging in charitable and community activities or from managing his personal investments, or (ii) serving as a member of the board of directors of an unaffiliated company not in competition with the Company, subject, however, with respect to each such board membership, to approval by the Company’s Board (not to be unreasonably withheld). During the Employment Term, the Executive shall be nominated for re-election as a member of the Board.

4.	Place of Performance. The principal place of employment of the Executive shall be at the Company’s principal executive offices in Teterboro, New Jersey; Lyndhurst, New Jersey; or New York, New York.

5.	Cash Compensation. The Executive shall be compensated for services rendered during the Employment Term as follows:

(a)

Base Salary. During the Employment Term, including all of fiscal year 2006, the Executive shall be compensated at an annual base salary of no less than $1,023,000 (the base salary, at the rate in effect from time to time, is hereinafter referred to as the “Base Salary”). The Board, or a committee thereof, shall review and may, if appropriate, at its discretion, increase (but not decrease) the annual Base Salary during the Employment Term. Base Salary shall be reviewed annually and be adjusted to reflect (among other factors) increases generally granted to other senior executives of the Company and the Executive’s performance consistent with Company pay practices. The Base Salary shall be payable in equal bi-weekly installments.

(b)

Annual Bonus. In addition to the Base Salary provided for in Section 5(a) above, the Company will provide annual cash bonus awards to the Executive under its Management Incentive Plan (MIP) in accordance with the plan and any financial performance targets thereunder (“Annual Bonus”) each year during the Employment Term. Any Annual Bonus payable hereunder shall be paid between January 1st and March 15th of the year immediately following the year to which such Annual Bonus relates. During the portion of the Employment Term commencing January 1, 2007, the Executive’s target incentive opportunity under the Company’s MIP will be no less than 150% of Base Salary (the target bonus as a percentage of Base Salary, as in effect from time to time, is hereinafter referred to as the “Target Bonus”). The Target Bonus as a percentage of Base Salary shall be reviewed annually for increase (but not decrease) by the Board or a committee thereof.

(c)

Deferral. Pursuant to the terms of the Company’s Supplemental Deferred Compensation Plan (“SDCP”), the Executive may elect to defer from payments of Base Salary and Annual Bonus and any other eligible compensation amounts as provided for under the SDCP; provided that pursuant to Section 3.1(d) of the Company’s Supplemental Executive Retirement Plan (“SERP”) the Executive waived the Company’s match credit under the SDCP for fiscal year 2005 and thereafter.

(d)

Incentive Award Modifications. Any equity and option awards made to the Executive on or prior to the Effective Date and any equity and option awards that may be made to the Executive during the Employment Term shall be subject to, and shall benefit from, any amendments or revisions to the terms and conditions of any of the Company’s Incentive Compensation Programs that may be implemented on or after the Effective Date; provided that no amendments or revisions shall be made without the Executive’s written consent to any outstanding equity awards if such amendment or revision would subject the Executive to additional tax, interest or penalties under Section 409A of the Internal Revenue Code of 1986, as amended from time to time and its implementing regulations (“Section 409A”).

(e)

Signing Bonus. At the end of the next regular payroll period following the Effective Date, the Company paid the Executive a one-time lump sum cash payment in the amount of $100,000, less applicable tax withholding, which bonus shall be deemed to be part of the Annual Bonus (as defined in the SERP) earned by the Executive for 2006 for purposes of the SERP.

6.	Equity Awards.

	(a)	Option Grant.

(i)

On or about the February 19, 2004 meeting of the Company’s Board of Directors (the “Option Grant Date”), except as noted below, the Executive was awarded options to purchase a total of 170,000 (one hundred seventy thousand) shares of the Company’s common stock (the “Option Shares”) at an exercise price equal to the average of the quoted high and low price per share of such common stock on the date of the award (the “Option Grant”). Except as otherwise provided herein, such options were granted in accordance with those provisions (including exercisability) established by the Board of Directors at the time such option was granted and applicable to other senior executives of the Company.

(ii)

Subject to Section 6(a)(v), the Option Shares shall vest as to 1/3rd thereof on each anniversary of the Option Grant Date, provided, that (A) on the applicable vesting date, the Executive is then still in the employ of the Company, or (B) the provisions of Section 11(g)(i) apply;

(iii) Except as otherwise provided for in this Agreement, vested Option Shares may not be exercised after the expiration of the 10-year term of applicable Option Agreement.

(iv)

In the event that the Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason or upon the Executive’s death or Disability, or if the Executive is receiving severance pursuant to Section 11(d) hereof (for non-renewal of the Employment Term), the Option Shares shall be treated in accordance with the applicable termination provision of Section 11 relating to the treatment of stock options upon such termination.

	(b)	Additional Compensation. The Executive may be awarded additional compensation pursuant to the present or any future incentive compensation or long-term compensation program established for the senior executive officers of the Company (collectively the “Incentive Compensation Programs”), in an appropriate manner for the position occupied by the Executive and his performance therein relative to other Company senior executive officers and consistent with Company pay practices, provided that in all events the Executive shall be treated on a basis no less favorable than other senior executives are treated. Except as otherwise provided herein, compensation granted under such plans will be subject to the actual provisions and conditions applicable to such plans.

(c)

Restrictions on Option Shares. The Executive agrees in respect of the Option Shares that he shall not (i) sell, transfer or otherwise dispose of any Option Shares or any interest therein other than in compliance with the Company’s 1999 Employee Equity Participation Program, the stock option agreement between the Company and The Executive relating to such Option Shares, and the Company’s Policy for Purchasing and Selling Securities, (ii) enter into any transaction that is expected to result in a financial benefit arising from a decline in the value of the Company’s stock or (iii) enter into any hedging transactions, including, but not limited to the use of financial derivatives, short sales or any other similar transactions, without the prior written consent of the Board of Directors, in each case with respect to Subsections (i), (ii) and (iii) until the Option Shares are vested to the fullest extent provided for under this Agreement, and all restrictions against exercise of such Option Shares have expired or been terminated.

7.	Employee Benefits.

(a)

General Provisions. Except as expressly provided in this Agreement, the Executive shall be eligible to participate in all employee benefit and welfare plans offered by the Company to its senior executive officers (e.g., Life Insurance, Medical & Dental Insurance, Travel, Accident, STD & LTD, Flexible Spending Accounts, Regular and Supplemental AD&D, Optional/Supplemental Life Insurance, Profit Sharing, the 401(k) Plan and Employee Stock Purchase Plan) (collectively referred to as the “Benefit Plans”) on a basis that is no less favorable to the Executive than that made available to other senior executive officers of the Company, provided that the Executive shall be reimbursed, in accordance with Section 15(j) hereof, for the costs of his annual participation in a comprehensive executive health assessment at a leading medical institution of his choice.

	(b)	Supplemental Executive Retirement Plan. During the Employment Term, the Executive shall be entitled to participate in the Company’s SERP, as in effect from time to time in accordance with its terms.

(c)

Vacation and Sick Leave. The Executive shall be entitled to vacation and sick leave in accordance with the vacation and sick leave policies adopted by the Company from time to time, provided that the Executive shall be entitled to no less than five (5) weeks of paid vacation each calendar year. Any vacation shall be at such time and for such periods as shall be mutually agreed upon between the Executive and the Company. The Executive shall be entitled to all public holidays observed by the Company.

8.	Applicable Taxes. There shall be deducted from any compensation payments made under this Agreement any federal, state, and local taxes or other amounts required to be withheld under applicable law.

9.

Miscellaneous Benefits. During the Employment Term, the Executive shall be entitled to perquisites at least as favorable as those provided other senior executives of the Company. In all events, the Company shall provide the Executive with the following additional benefits:

(a)

Business Travel and Expenses. The Executive shall be reimbursed by the Company for reasonable and other business expenses, as approved by the Company, that are incurred and accounted for in accordance with the Company’s normal practices and procedures for reimbursement of expenses.

(b)

Executive Driver. In order to ensure the accessibility and safety of the Executive during the Employment Term, the Company will reimburse the Executive for the costs of an executive driver for business purposes only (including transportation to and from work). The Company shall directly cover the costs of all other business-related transportation.

(c)

Relocation Expenses. The Company shall reimburse the Executive limited relocation expenses, to include home sale (including any sale on or after December 31, 2006, but not after December 31, 2007), purchase and moving expenses, but not including third party buy-out of existing residence, in accordance with the Company’s relocation policy if the Executive moves within the greater New York/New Jersey area prior to the expiration of the initial Employment Term of the Prior Agreement on December 31, 2006.

(d)

Non-Exclusivity. Nothing in this Agreement shall prevent the Executive from being entitled to receive any additional compensation or benefits as approved by the Company’s Board of Directors; provided, however, that in no event shall the Company make any loans to the Executive that are in violation of the Sarbanes-Oxley Act of 2002, as such act may be amended or supplemented from time to time, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

10.	Termination of Employment. Notwithstanding any other provisions of this Agreement to the contrary, the employment of the Executive pursuant to this Agreement may be terminated as follows:

	(a)	Termination by the Company for Cause. The Executive’s employment may be terminated for “Cause” by the Company as provided below. As used herein, the term “Cause” shall mean (i) conviction of the Executive for a felony; or (ii) the commission by the Executive of fraud or theft against, or embezzlement from, the Company. For purposes of this section, no act or failure to act on the Executive’s part shall be considered to be reason for termination for Cause if done, or omitted to be done, by the Executive in good faith and with the reasonable belief that the action or omission was in the best interests of the Company. Cause shall not exist unless and until there shall have been delivered to the Executive a copy of a resolution, duly adopted by the affirmative vote of not less than two thirds of the entire membership of the Board at a meeting of the Board held for the purpose (after no less than ten (10) days’ prior written notice to the Executive of such meeting and the purpose thereof and an opportunity for him, together with his counsel, to be heard before the Board at such meeting), of finding that in the good faith opinion of the Board, the Executive was guilty of the conduct set forth above in this Section 10(a) and specifying the particulars thereof in detail. The Date of Termination shall be the date the Board resolution specified herein is delivered to the Executive. Anything herein to the contrary notwithstanding, if, following a termination of the Executive’s employment by the Company for Cause based upon the conviction of the Executive for a felony, such conviction is overturned in a final determination on appeal, the Executive shall be entitled to the payments and the economic equivalent of the benefits the Executive would have received if his employment had been terminated by the Company without Cause.

(b)

Disability. The Executive’s employment may be terminated by the Company or the Executive upon the Executive’s Disability. For purposes of this Agreement, “Disability” shall mean the Executive’s inability, due to physical or mental incapacity, to substantially perform his duties for the Company for a period exceeding 120 consecutive days. Any question as to the existence of the Disability of the Executive as to which the Executive (or his guardian) and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to the Executive (or his guardian) and the Company. If the Executive (or his guardian) and the Company cannot agree as to a qualified independent physician, each shall appoint a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made by such medical doctor in writing to the Company and the Executive (or his guardian) shall be final and conclusive for all purposes of the Agreement and the Date of Termination shall be the date the notice of such determination is delivered to the Executive.

(c)	Death. The Executive’s employment shall terminate upon his death, and the date of his death shall be the Date of Termination for purposes of this Agreement.

(d)

Termination by the Executive for Good Reason. The Executive may terminate his employment hereunder for “Good Reason,” provided that the Executive shall have delivered a Notice of Termination within ninety (90) days after the occurrence of the event of Good Reason giving rise to such termination. For purposes of this Agreement, “Good Reason” shall not mean a termination resulting from non-renewal of this Agreement. “Good Reason” shall mean the occurrence of one or more of the following circumstances, without the Executive’s express written consent (except in the case of a Change in Control as provided in Section 10(d)(viii) hereof), and which are not remedied by the Company within thirty (30) days of receipt of the Executive’s Notice of Termination except in the event of a Change in Control:

(i)

an assignment to the Executive of any duties materially inconsistent with his position, duties, responsibilities, and status with the Company, or any material limitation of the powers of the Executive not consistent with the powers of the Executive contemplated by Section 3 hereof;

(ii)	any removal of the Executive from, or any failure to appoint or elect, or re-elect, the Executive to any position specified in Section 1 of this Agreement (subject to the last sentence of Section 1);

(iii)	any change of the Executive’s title(s) as specified in Section 1 of this Agreement;

(iv)

the Company’s requiring the Executive, without his written consent, to be based at any office or location more than 75 miles commuting distance from the locations referred to in Section 4 of this Agreement;

(v)	a reduction in the Executive’s Base Salary or Annual Bonus target incentive opportunity as in effect from time to time, without his written consent;

(vi)

the failure of the Company to continue in effect any material Benefit Plan that was in effect on the Effective Date or provide the Executive with substantially equivalent benefits without his written consent;

(vii)	any other material breach by the Company of this Agreement;

(viii)	“Change in Control” as defined in Section 11(h) of this Agreement (whether or not the Executive consents to such Change in Control);

(ix)	a failure of the Company to secure a written assumption by any successor company as provided in Section 15(g) hereof; or

(x)	any amendment to (or the termination of) the SERP that adversely impacts or otherwise reduces the Executive’s entitlements thereunder.

In the event of a termination for Good Reason, except as otherwise provided herein, the Date of Termination shall be the date specified in the Notice of Termination, and shall not be more than thirty (30) days after the Notice of Termination.

(e)

Other Terminations. Notwithstanding the foregoing, the Company or the Executive may terminate the Executive’s employment under this Agreement at any time, subject to the provisions of Section 10(f) hereof. If the Executive’s employment is terminated hereunder for any reason other than as set forth in Sections 10(a) through 10(d) hereof, the date on which a Notice of Termination is given or any later date (within 30 days) set forth in such Notice of Termination shall be the Date of Termination.

(f)

Notice of Termination. Any termination of the Executive’s employment hereunder by the Company or by the Executive shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice that shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provisions so indicated and a date of termination.

(g)

Resignation. Upon the Date of Termination for any reason (other than an expiration of the Employment Term), the Executive shall be deemed to have resigned as a director and/or officer of the Company; provided, however, that in the case of a non-renewal by the Company of the Employment Term in accordance with Section 2 hereof, the Date of Termination shall be the last day of the applicable Employment Term.

11.	Compensation upon Termination or During Disability.

(a)

Disability. During any period (“Disability Period”), during the Employment Term that the Executive fails to perform his duties hereunder as a result of Disability, the Executive shall continue to (i) receive his full Base Salary and bonus otherwise payable for that period of the Employment Term including the Disability Period and (ii) participate in the Benefit Plans. In the event the Executive’s employment is terminated upon Disability (as defined in Section 10(b) hereof), the Executive shall be entitled to: (1) the payments and benefits provided in Section 11(e)(i), (ii) and (iii), provided that the severance (Base Salary and Target Bonus) and benefit continuation period shall be three years, (2) a Pro-Rata Target Bonus (as defined herein) for the year in which termination for Disability occurs, payable in a lump-sum within 30 days following the Date of Termination (with the actual payment date during such 30-day period to be determined in the Company’s sole discretion), and any earned and unpaid bonus relating to services performed by the Executive in the year preceding his termination due to Disability, (3) immediate vesting of all outstanding stock options, including the Option Shares, with all vested stock options remaining exercisable for the remainder of their original terms (and in the event there are any restrictions on exercising such options after vesting, the Executive shall be entitled to exercise any vested options as of the earlier of (i) one year after the option shares vested or (ii) one year after the Date of Termination).

Notwithstanding the foregoing, any cash payments made to the Executive during any calendar year pursuant to this provision after termination due to Disability shall be reduced by the sum of the amounts, if any, payable to the Executive during such calendar year under disability benefit plans of the Company or under the Social Security disability insurance program, where such amounts were not previously applied to reduce any such payment (provided the Company has paid the premiums associated with such plans; provided no such reduction shall occur unless it is permissible under Treas. Reg. 1.409A-3(i)(1)(ii)(A) without any additional tax, interest or penalties being imposed on the Executive under Section 409A). For purposes hereof, “Pro-Rata Target Bonus” means the Executive’s Target Bonus for the year in which the Date of Termination occurs multiplied by a fraction, the numerator of which is the number of days in the year ending on the Executive’s Date of Termination and the denominator of which is 365.

(b)

Death. If the Executive’s employment hereunder is terminated as a result of his death, then: (i) the Company shall pay the Executive’s estate or designated beneficiary, as soon as practicable after the Date of Termination (but in any event prior to the end of the calendar year in which the Executive’s death occurs or such later date as may be permitted under Section 409A of the Code without the Executive incurring any taxes or interest or penalties thereunder), a lump sum payment equal to (1) any Base Salary installments due in the month of death and any reimbursable expenses accrued or owing the Executive hereunder as of the Date of Termination, (2) a Pro-Rata Target Bonus (as defined in Section 11(a) hereof), payable in a lump-sum within 30 days following the Date of Termination, and any earned and unpaid bonus relating to services performed by the Executive in the year preceding his death, and (3) the severance benefits set forth in Section 11(e)(i), (ii) and (iii) (provided that the severance (Base Salary and Target Bonus) and benefit continuation period on which such lump-sum payment is determined shall be three years), and (ii) all outstanding stock options, earned shares of incentive stock, and other awards granted to the Executive under the Incentive Compensation Programs shall immediately become fully vested as of the Date of Termination and all transfer restrictions shall lapse and all vested stock options, including the Option Shares, shall remain exercisable for the remainder of their original terms (and in the event there are any restrictions on exercising such options after vesting, the Executive shall be entitled to exercise any vested options as of the earlier of (i) one year after the option shares vested or (ii) one year after the Date of Termination, provided that the Board may, upon the written request of the Executive’s personal representative, waive or modify the restrictions on the exercise of any vested stock options).

(c)

Termination for Cause; Termination by the Executive other than for Good Reason or Disability. If the Executive’s employment hereunder is terminated by the Company for Cause or by the Executive (other than for Good Reason or Disability), then (i) the Company shall pay the Executive, as soon as practicable after the Date of Termination, any Base Salary and any reimbursable expenses accrued or owing the Executive hereunder for services as of the Date of Termination; and (ii) the Executive shall immediately forfeit any unvested stock options. In the event of termination by the Company for Cause, the Executive shall have the right to exercise the vested unexercised portion of all outstanding stock option and stock awards prior to the Date of Termination, and the unexercised portion of any such award shall be forfeited thereafter and shall remain subject to the terms of each grant. In the event of termination by the Executive other than for Good Reason, the Executive shall have the right to exercise the vested unexercised portion of all outstanding stock options then held by the Executive for such period following the Date of Termination as shall be provided for under the terms of each grant.

(d)

Termination Resulting from Non-Renewal of this Agreement. If this Agreement is not renewed by the Company in accordance with Section 2 hereof, expiration of the Employment Term following such non-renewal (or any earlier termination date specified by the Company on or after July 1st of the year in which the Employment Term expires) shall be deemed to be a termination of the Executive’s employment without Cause by the Company and the Executive shall be entitled to the payments, benefits and entitlements pursuant to Section 11(e) hereof (except that Section 11(e)(iv) hereof shall not apply, in this case, to any stock option granted prior to August 1, 2006) (with any notice of non-renewal made in connection with a Change in Control (either 90 days before a Change in Control or on or within 2 years following a Change in Control) being treated as a CIC Severance Event (as defined in Section 11(e)(i) hereof)), with any amounts payable under Section 11(e)(i) or (ii) paid in accordance with such clauses. For the avoidance of doubt, if this Section 11(d) is applicable, (i) any stock options granted prior to August 1, 2006 shall be treated in accordance with the terms of the applicable equity-based award plan and award agreement, including any applicable retirement provisions, and (ii) any stock options granted to the Executive on or after August 1, 2006 shall be treated in accordance with Section 11(e)(iv). Notwithstanding anything herein to the contrary, any notice of non-renewal provided pursuant to Section 2 hereof on or after June 30, 2014, and the subsequent expiration of the Employment Term after such notice of non-renewal (y) shall not be deemed to be a termination hereunder by the Company without Cause or by the Executive for Good Reason, and (z) shall not in and of itself entitle the Executive to receive any severance payments under this Agreement, the Company’s Executive Officer Severance Plan or any other severance plan of the Company, as in effect from time to time.

(e)	All Other Terminations. The Executive’s employment may be terminated without Cause by the Board or the Company or by the Executive for Good Reason, provided that in such event:

(i)

The Executive shall be entitled to receive, in equal monthly installments, his Base Salary and Target Bonus as established pursuant to Sections 5(a) and (b) of this Agreement, for the greater of (x) the remaining period of the Employment Term minus twenty-four (24) months or (y) for a period of two (2) years, provided that if the Executive terminates pursuant to Section 10(d)(viii) hereof or if the Executive’s employment is terminated without Cause or for Good Reason within 90 days prior to a Change in Control or upon or within two (2) years following a Change in Control (as hereinafter defined), (“CIC Severance Event”), the Executive shall be entitled to three (3) times Base Salary and Target Bonus, payable in accordance with the next sentence. If the Executive terminates his employment pursuant to Section 10(d)(viii) hereof or if the Executive’s employment is terminated upon or within two (2) years of a Change in Control and the Change in Control qualifies as a “change in control event” within the meaning of Treas. Reg. 1.409A-3(i)(5)(i), then the severance of three (3) times the sum of Base Salary and Target Bonus shall be paid to the Executive in a cash lump sum within 30 days following such termination. If the Executive’s employment is terminated without Cause or for Good Reason (A) within 90 days prior to a Change in Control or (B) upon or within two (2) years following a Change in Control, or (C) the Executive terminates his employment pursuant to Section l0(d)(viii) hereof, and in the case of clauses (B) and (C) only, the Change in Control does not qualify as a “change in control event” within the meaning of Treas. Reg. 1.409A-3(i)(5)(i), the severance of three (3) times the sum of Base Salary and Target Bonus shall be paid to the Executive in 24 equal monthly installments and a trust that is in compliance with Rev. Proc. 92-64, which may, but need not be, the trust established under the Company’s Supplemental Deferred Compensation Plan, shall be funded by the date the first such monthly payment is due in an amount equal to the aggregate monthly installment payments due hereunder.

(ii)

The Executive shall be entitled to receive, in monthly installments (net of appropriate withholding), for the remaining period of this Agreement, his target Annual Bonus Award (including the stock and cash components) earned during the Employment Term of this Agreement and any earned and unpaid bonus relating to services performed by the Executive in the year preceding his termination by the Company without Cause or his termination for Good Reason provided that the bonus payment pursuant to this Section 11(e)(ii) shall not duplicate any bonus payments previously paid to the Executive. If the Executive terminates his employment pursuant to Section l0(d)(viii) hereof or if the Executive’s employment is terminated upon or within two (2) years of a Change in Control and the Change in Control qualifies as a “change in control event” within the meaning of Treas. Reg. 1.409A-3(i)(5)(i), then the payments due under this clause (ii) shall be paid to the Executive in a cash lump sum within 30 days following such termination. If the Executive’s employment is terminated without Cause or for Good Reason (A) within 90 days prior to a Change in Control or (B) upon or within two (2) years following a Change in Control, or (C) the Executive terminates his employment pursuant to Section l0(d)(viii) hereof, and in the case of clauses (B) and (C) only, the Change in Control does not qualify as a “change in control event” within the meaning of Treas. Reg. 1.409A-3(i)(5)(i), then the payments due under this clause (ii) shall be paid to the Executive in monthly installments for the remaining period of this Agreement and a trust that is in compliance with Rev. Proc. 92-64, which may, but need not be, the trust established under the Company’s Supplemental Deferred Compensation Plan, shall be funded by the date the first such monthly payment is due in an amount equal to the aggregate monthly installment payments due hereunder.

(iii)

The Executive and his eligible dependents shall be entitled to continue participation in the Company’s Benefit Plans at the same cost as other Company senior executives until the second anniversary of the Date of Termination (or the third anniversary of such date if the proviso in clause (i) of this Section 11(e) applies) or until such time as the Executive and his eligible dependents are covered by a successor employer’s comparable benefit plans, whichever is sooner; provided that to the extent that any Benefit Plan does not permit continuation of the Executive’s or his eligible dependents’ participation throughout such period, the Company shall provide the Executive, on the first business day of each calendar quarter, in advance, with an amount which is equal to the Company’s cost of providing such benefits;

(iv)

Any outstanding stock options shall continue to vest until the second anniversary of the Date of Termination (or the third anniversary of such date if the proviso in clause (i) of this Section 11(e) applies), with all vested options remaining exercisable for the remainder of their original terms (and in the event there are any restrictions on exercising such options after vesting, the Executive shall be entitled to exercise any vested options as of the earlier of (i) one year after the option shares vested or (ii) one year after the Date of Termination).

(f)

Other Severance Provisions. In the event of any termination, the Executive shall be entitled to any other payments, benefits or rights in accordance with this Agreement or any applicable plan, program, policy, arrangement of, or other agreements with, the Company or any affiliate (provided that in no event shall the Executive be entitled to duplication of any payment or benefit).

(g)	Change in Control Protections and Excise Tax Gross-Up.

(i)

Upon a Change in Control, the Executive’s outstanding equity awards (including, but not limited to, stock options) shall immediately vest and all vested stock options shall remain exercisable for the remainder of their original terms (provided that any restrictions on exercising such stock options shall lapse).

(ii)

In the event that the Executive receives any payment, benefit, distribution or entitlement (including but not limited to the payment, benefits, distributions or entitlements pursuant to Section 11 of this Agreement) (a “Payment”) that would be subject to the excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), the Company shall pay to the Executive, as soon thereafter as practicable (but in any event no later than by the end of the Executive’s taxable year next following the taxable year in which the Excise Tax is remitted), an additional amount (a “Gross-Up Payment”) such that the net amount retained by the Executive, after deduction of any Excise Tax imposed upon the Payment and any federal, state, and local income tax and Excise Tax imposed upon the Gross-Up Payment, shall be equal to the Payment. The determination of whether an Excise Tax is due in respect to any payment, benefit, distribution or entitlement, the amount of the Excise Tax and the amount of the Gross-Up Payment shall be made by an independent auditor (the “Auditor”) jointly selected by the Company and the Executive and paid by the Company. If the Executive and the Company cannot agree on the firm to serve as the Auditor, then the Executive and the Company shall each select one nationally recognized accounting firm and those two firms shall jointly select one nationally recognized accounting firm to serve as the Auditor. Notwithstanding the Payment, (i) any other payments, benefits, distributions or entitlements received or to be received by the Executive in connection with a Change in Control or the Executive’s termination of employment (whether pursuant to the terms of this Agreement or any other plan, arrangement, or agreement with the Company, any person whose actions result in a Change in Control or any person affiliated with the Company or such person) shall be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and all “excess parachute payments” within the meaning of Section 280G of the Code shall be treated as subject to the Excise Tax, unless in the opinion of the tax counsel selected by the Auditor, such other payments or benefits (in whole or in part) do not constitute parachute payments, or are otherwise not subject to the Excise Tax, and (ii) the Executive shall be deemed to pay federal income tax at the highest marginal rate applicable in the calendar year in which the Gross-Up Payment is made, and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive’s residence on the date the Gross-Up Payment is made, net of the maximum reduction in federal income tax which could be obtained from deduction of such state and local taxes. In the event the actual Excise Tax or such income tax is determined by a non-appealable decision of the Internal Revenue Service to be more or less than the amount used to calculate the Gross-Up Payment, the Executive or the Company, as the case may be, shall pay to the other an amount reflecting the actual Excise Tax or such income tax within 30 days of such determination.

(h)	Change in Control. For purposes of this Agreement, “Change in Control” of the Company shall be deemed to have occurred if:

(i)

the Company’s shareholders approve any transaction that is contemplated to result in a “Qualifying Merger or Consolidation,” sale or disposition of all or substantially all of the Company’s assets or business or a plan of partial or complete liquidation, share exchange, amalgamation, recapitalization or similar transaction and such transaction is completed substantially in accordance with the terms approved by the shareholders; provided that notwithstanding anything to the contrary in this subsection (h)(i), no such merger, consolidation, sale or disposition shall be deemed to constitute a “Change in Control” if such transaction or series of transactions requires the Executive to be identified in any United States securities law filing solely as a result of his being a “person” (as such term is used in Section 3(a)(9) and 13(d) of the Act) or a member of any “group” (as defined in Section 14(d)(2) of the Act) acquiring, holding or disposing of beneficial ownership of the Company’s securities and/or assets (but excluding any filing such as a Form 4 required as a result of being an officer or shareholder of the Company) and effecting a “Change in Control” as defined in this subclause (h)(i); or

(ii)

during any period of not more than two (2) consecutive years (not including any period prior to the date of this Agreement), individuals who at the beginning of such period constitute the Board of Directors of the Company, and any new director (other than a director designated by a “person” (as hereinabove defined) who has entered into an agreement with the Company to effect a transaction described in clause (i), (iii) or (iv) of this Section) whose election was approved in a resolution of the Board by the Executive or whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved (including approval by the Executive in a resolution of the Board), cease for any reason to constitute at least a majority of the Board; or

(iii)

any third-party (or any third parties acting as a “group,” as defined herein) acquires beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Act) of securities representing at least 40% of the Company’s Voting Power in a transaction that is not part of a Qualifying Merger or Consolidation (a “Share Acquisition”) and subsequent to such Share Acquisition either (1) the Company is no longer a public company for U.S. securities law purposes, or (2) there is a material diminution of the Executive’s position, duties or responsibilities (including, without limitation, a termination of the Executive’s employment by the Company) or any other breach of this Agreement by the Company or event giving rise to a Good Reason termination by the Executive. Notwithstanding the provisions of the immediately preceding sentence, in the event that the Executive ceases to be the CEO within the 90-day period prior to the Share Acquisition as a result of the termination of his employment by the Company without Cause or by the Executive for Good Reason, the provisions of clause (1) and (2) shall not apply.

(iv)

For purposes of this Section (h), (x) “Qualifying Merger or Consolidation” shall mean any of the following: (1) any merger or consolidation between the Company or a subsidiary thereof and any entity in which the surviving entity (whether or not the Company) is not a publicly traded entity and the Executive is not CEO of the publicly traded parent (if any) of the surviving entity, (2) any merger or consolidation between the Company or any subsidiary thereof and any entity in which the surviving entity (whether or not the Company) is publicly traded and the Executive is not CEO of such surviving entity, or (3) any merger or consolidation between the Company or a subsidiary thereof and any entity if the shareholders of the Company immediately prior to the merger or consolidation hold, directly or indirectly, less than 50% of the Voting Power of the Company (or the ultimate parent corporation of the Company) (there being excluded from the number of shares held by such shareholders, but not from the Voting Shares of the combined company, any shares received by Affiliates of such other company in exchange for stock of such other company) immediately after such merger or consolidation, “Voting Power” means the total voting power of all outstanding securities having general voting power to elect the directors of the specified corporation, (y) “Act” means the Securities Exchange Act of 1934, as amended and (z) “Affiliate” means a person or other entity that directly or indirectly controls, is controlled by, or is under common control with, the company with respect to which the transaction is taking place.

12.	Non-Solicitation and Non-Competition.

	(a)	Term of Non-Compete. Subject to Section 12(d), during his employment with the Company and for a period of one (1) year following the Date of Termination, the

Executive will not provide services, in any capacity, whether as an employee, consultant, independent contractor, or otherwise, to any person or entity that provides products or services that compete with the Business of the Company, including but not limited to: Laboratory Corporation of America Holdings, Inc.; Mayo Laboratory; ARUP; Bio Reference Laboratories; ENZO, Inc.; Sonic Healthcare Limited; or their successors or assigns, except that after the termination of Executive’s employment this restriction shall only apply to North America. If so requested in writing by the Executive, the Company shall advise the Executive promptly in writing in advance (but in no case later than 30 calendar days) as to whether, in the exercise of its reasonable judgment, the Company views any proposed activity contemplated by the Executive as constituting a competing “Business,” provided that nothing herein shall prevent the Executive from, after the termination of his employment, being a passive owner of not more than five percent (5%) of the outstanding stock of any class of a corporation that is publicly traded.

(b)

Term of Non-Solicitation of Customers. Subject to Section 12(d), for a period of one (1) year following the Date of Termination, the Executive will not directly or indirectly solicit the Business of any customer of the Company during the one (1) year period prior to the termination of the employment relationship with the Company for any purpose other than to obtain, maintain and/or service the customer’s Business for the Company.

(c)

Term of Non-Solicitation of Employees. Subject to Section 12(d), for a period of one (1) year following the Date of Termination, the Executive agrees not to, directly or indirectly, recruit, solicit or hire any employees of the Company to work for the Executive or any other person or entity.

(d)

Term of Non-Compete, Non-Solicitation Automatically Extended. Notwithstanding the provisions of Sections 12(a), 12(b), and 12(c), in the event that the Employment Term is not renewed by the Company and the Executive is receiving severance pursuant to Section 11(d) hereof, the period of (1) one year referred to in the said Sections shall automatically be deemed to be 18 (eighteen) months following the expiration of the Employment Term.

(e)	Definitions Applicable to Section 12. As used in this Section, the following terms shall have their respective definitions:

(i)

“Business” shall include (A) clinical laboratory, pathology, toxicology, pharmaceutical testing, clinical trials, (B) Clinical Laboratory Medical Information Services, (C) clinical laboratory testing kits; and (D) any other product or service which the Company planned, provided or discussed during the (1) one; year period prior to the termination of the Executive’s employment.

	(ii)	“Clinical Laboratory Medical Information Services” shall mean medical information services which contain a substantial clinical laboratory data component.

(iii)

“Indirectly solicit” shall include, but is not to be limited to, providing any of the Company’s proprietary information to another individual, or entity, or allowing the use of the Executive’s name by any company (or any employees of any other company) other than the Company, in the solicitation of the Business of Company’s customers.

(f)

Expedited Arbitration Applicable to Section 12. In the event there is a dispute under this Section, the parties agree to hold an expedited hearing in the City of New York, New York, before an arbitrator under American Arbitration Association Rules.

(g)

Exclusive Property. The Executive confirms that all confidential information is and shall remain the exclusive property of the Company. All business records, papers and documents kept or made by the Executive relating to the business of the Company, its affiliates and subsidiaries (other than his personal records) shall be and remain the property of the Company. Upon the termination of his employment with the Company or upon the request of the Company at any time, the Executive shall promptly deliver to the Company, and shall not without the consent of the Board retain copies of, any written materials not previously made available to the public, or records and documents made by the Executive in his possession concerning the business or affairs of the Company or any of its affiliates or subsidiaries (other than his personal records); provided, however, that subsequent to any such termination, the Company shall provide the Executive with copies (the cost of which shall be borne by the Executive) of any documents that are requested by the Executive and that the Executive has determined in good faith are (i) required to establish a defense to a claim that the Executive has not complied with his duties hereunder or (ii) necessary to the Executive in order to comply with applicable law.

(h)

Injunctive Relief. Without intending to limit the remedies available to the Company, the Executive acknowledges that a breach of any of the covenants contained in this Section 12 may result in material irreparable injury to the Company or its affiliates or subsidiaries for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, the Company shall be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction restraining the Executive from engaging in activities prohibited by this Section 12 or such other relief as may be required to specifically enforce any of the covenants in this Section 12. The Executive hereby agrees that the Company shall not be required to post any bond or other security in connection with any such equitable relief. Without intending to limit the remedies available to the

Executive, the Executive shall be entitled to seek specific performance of the Company’s obligations under this Agreement.

13.

Arbitration. In the event of any difference of opinion or dispute between the Executive and the Company with respect to the construction or interpretation of this Agreement or the alleged breach thereof (including the SERP), which cannot be settled amicably by agreement of the parties, then such dispute shall be submitted to and determined by arbitration by a single arbitrator in the city of New York, New York in accordance with the rules then in effect of the Commercial Arbitration Panel of the American Arbitration Association (the “AAA”), and judgment upon the award rendered shall be final, binding and conclusive upon the parties and may be entered in the highest court, state or federal, having jurisdiction. Each party shall bear its own costs and expenses of the arbitration, including its own attorneys’ fees, and its allocable share of the costs and expenses of the arbitrator; provided, however, that following a Change in Control, the Executive shall be entitled to be reimbursed by the Company for his costs and expenses in connection with any dispute relating to this Agreement (including the SERP) to the same extent and in the same manner as a participant would be reimbursed pursuant to Section 9 of the Executive Officer Severance Plan as in effect from time to time; provided that if such costs are not reimbursed in connection with a dispute exempt from Section 409A pursuant to Treas. Reg. 1.409A-1(b)(11) then such payment shall be made by the Company to the Executive no later than the end of the year following the year in which the dispute is resolved.

14.

Confidentiality. During the Employment Term, and except as otherwise required by law, the Executive shall not disclose or make accessible to any business, person or entity, or make use of (other than in the course of the business of the Company) any trade secrets, proprietary knowledge or confidential information, which he shall have obtained during his employment by the Company and which shall not be generally known to or recognized by the general public. All information regarding or relating to any aspect of either the Company’s business, including but not limited to that relating to existing or contemplated business plans, activities or procedures, current or prospective clients, current or prospective contracts or other business arrangements, current or prospective products, facilities and methods, manuals, intellectual property, price lists, financial information (including the revenues, costs, or profits associated with any of the Company’s products or services), or any other information acquired because of the Executive’s employment by the Company, shall be conclusively presumed to be confidential; provided, however, that: Confidential Information shall not include any information known generally to the public; (other than as a result of unauthorized disclosure by the Executive) or any specific information or type of information generally not considered information disclosed by the Company or any officer thereof to a third party without restrictions on the disclosure of such information. The Executive’s obligations under this Section 14 shall be in addition to any other confidentiality or nondisclosure obligations of the Executive of the Company at law or under any other agreements.

15.	Other Matters.

(a)

Entire Agreement. This Agreement constitutes the entire agreement between the Company and the Executive relating to the subject matter hereof, and supersedes any previous agreements, commitments and understandings, written or oral, with respect to the matters provided herein other than any equity award agreements. As used in this Agreement, terms such as “herein,” “hereof,” “hereto” and similar language shall be construed to refer to this entire instrument and not merely the paragraph or sentence in which they appear, unless so limited by express language. In the event of any inconsistency between this Agreement and the provisions of any plan, policy, program, arrangement or other agreement, the provisions most favorable to the Executive shall control. Any reference to the employment agreement between the Executive and the Company in any Company plan, program, arrangement or other agreement shall be deemed to be a reference to this Agreement, as amended, and, as such, any reference to a section of the Prior Agreement shall be interpreted to mean the appropriate section of this Agreement.

(b)

Assignment. Except as set forth below, this Agreement and the rights and obligations contained herein shall not be assignable or otherwise transferable by either party to this Agreement without the prior written consent of the other party to this Agreement. Notwithstanding the foregoing, any amounts owing to the Executive upon his death shall inure to the benefit of his heirs, legatees, personal representatives, executor or administrator.

(c)

Notices. Any and all notices provided for under this Agreement shall be in writing and hand delivered or sent by first class registered or certified mail, postage prepaid, return receipt requested, addressed to the Executive at his residence or to the Company at its usual place of business, and all such notices shall be deemed effective at the time of delivery or at the time delivery is refused by the addressee upon presentation.

(d)

Amendment/Waiver. No provision of this Agreement may be amended, waived, modified, extended or discharged unless such amendment, waiver, extension or discharge is agreed to in writing signed by both the Company and the Executive.

(e)

Applicable Law. This Agreement and the rights and obligations of the parties hereunder shall be construed, interpreted, and enforced in accordance with the laws of the State of New York (applicable to contracts to be performed wholly within such State).

(f)

Severability. The Executive hereby expressly agrees that all of the covenants in this Agreement are reasonable and necessary in order to protect the Company and its business. If any provision or any part of any provision of this Agreement shall be invalid or unenforceable under applicable law, such part shall be ineffective only to the extent of such invalidity or unenforceability and shall not affect in any way the validity or enforceability of the remaining provisions of this Agreement, or the remaining parts of such provision.

(g)

Successor in Interest. In the event the Company merges or consolidates with or into any other corporation or corporations, or sells or otherwise transfers substantially all of its assets to another corporation or other entity, the provisions of this Agreement shall be binding upon and inure to the benefit of the entity surviving or resulting from the merger or consolidation or to which the assets are sold or transferred and, prior to the consummation of any such event, the Company shall obtain the express written assumption of this Agreement by the other entity (other than in the case of a merger after which the Company is the surviving entity). All references herein to the Company refer with equal force and effect to any corporate or other successor of the entity that acquires directly or indirectly by merger, consolidation, purchase or otherwise, all or substantially all of the assets of the Company.

(h)

No Mitigation/No Offset. In the event of any termination of employment, the Executive shall be under no obligation to seek other employment, and there shall be no offset against entitlements, amounts or benefits due him under this Agreement or otherwise on account of any remuneration attributable to any subsequent employer or claims asserted by the Company or any affiliate.

(i)

Joint Participation in Drafting. Each party to this Agreement has participated in the negotiation and drafting hereof. As such, the language used herein shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party to this Agreement.

(j)	Section 409A.

(i)

Notwithstanding anything to the contrary in this Agreement or elsewhere, if the Executive is a “specified employee” as determined pursuant to Section 409A of the Code as of the date of the Executive’s “separation from service” (within the meaning of Treas. Reg. 1.409A-1(h)) and if any payment or benefit provided for in this Agreement or otherwise both (x) constitutes a “deferral of compensation” within the meaning of Section 409A and (y) cannot be paid or provided in the manner otherwise provided without subjecting the Executive to “additional tax”, interest or penalties under Section 409A, then any such payment or benefit that is payable during the first six months following the Executive’s “separation from service” shall be paid or provided to the Executive in a cash lump-sum, with interest at the “Interest Rate”, on the first business day of the seventh calendar month following the month in which the Executive’s “separation from service” occurs. The “Interest Rate” shall be the six (6) month LIBOR rate published in The Wall Street Journal in the Borrowing Benchmark Table (or similar compilation) on the date of the Executive’s

“separation from service” (or if such date is not a business day, the next preceding business day), and will be calculated for the actual number of days elapsed from the date of the Executive’s “separation from service” through the date of payment; provided that if such rate is not available in The Wall Street Journal, then the “Interest Rate” shall be such similar rate as the Company and the Executive agree.

(ii)

Any payment or benefit due upon a termination of the Executive’s employment that represents a “deferral of compensation” within the meaning of Section 409A shall only be paid or provided to the Executive upon a “separation from service”. Notwithstanding anything to the contrary in Section 11 of this Agreement or elsewhere, any payment or benefit under Section 11 or otherwise that is exempt from Section 409A pursuant to Treas. Reg. 1.409A-1(b)(9)(v)(A) or (C) shall be paid or provided to the Executive only to the extent that the expenses are not incurred, or the benefits are not provided, beyond the last day of the second taxable year of the Executive following the taxable year of the Executive in which the “separation from service” occurs; and provided further that such expenses are reimbursed no later than the last day of the third taxable year following the taxable year of the Executive in which the “separation from service” occurs.

(iii)

Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under this Agreement is determined to be subject to Section 409A of the Code, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement in any other taxable year (except for any life-time or other aggregate limitation applicable to medical expenses), in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which the Executive incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.

(iv)

For the purposes of this Agreement, each payment made pursuant to Section 11(e)(i) and (ii) shall be deemed to be separate payments, amounts payable under Section 11 of this Agreement shall be deemed not to be a “deferral of compensation” subject to Section 409A to the extent provided in the exceptions in Treasury Regulation Sections 1.409A-1(b)(4) (“short-term deferrals”) and (b)(9) (“separation pay plans,” including the exception under subparagraph (iii)) and other applicable provisions of Treasury Regulation Section 1.409A-1 through A-6.

16.	Indemnification. The Company shall indemnify the Executive to the full extent permitted by law and the By-laws of the Company for all expenses, costs, liabilities and legal fees

(collectively, “Damages”) that the Executive may incur in the discharge of all his duties hereunder, including, without limitation, the right to be paid in advance by the Company for his expenses in defending a civil or criminal action, proceeding or investigation prior to the final disposition thereof. The Executive shall be insured under the Company’s Directors’ and Officers’ Liability Insurance Policy as in effect from time to time. Notwithstanding any other provision of this Agreement to the contrary, any termination of the Executive’s employment or of this Agreement shall have no effect on the continuing operations of this Section 16.

17.

Authority. The execution, delivery and performance of this Agreement has been duly authorized by the Company and this Agreement represents the valid, legal and binding obligation of the Company, enforceable against the Company according to its terms.

[signature page to follow]

[Employment Agreement Signature Page]

          IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its own behalf and has caused its corporate seal to be affixed, and the Executive has executed this Agreement on his own behalf intending to be legally bound, as of the date first written above.

QUEST DIAGNOSTICS INCORPORATED

By:	/s/ David W. Norgard

Name:	David W. Norgard
Title:	Vice President Human Resources
Date:	November 7, 2008

ATTEST:

Secretary
/s/ William J. O'Shaughnessy, Jr.

EXECUTIVE

/s/ Surya N. Mohapatra

Surya N. Mohapatra
Date: November 7, 2008